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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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SPX Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Telephone: (704) 752-4400
Facsimile: (704) 752-4405

April 11, 2005

Fellow Stockholders:

        You are cordially invited to attend the SPX Corporation 2005 Annual Meeting of Stockholders on May 6, 2005 at 8:00 a.m. (Eastern Time), at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202.

        The principal business of the Annual Meeting will be to elect three directors and to ratify the appointment of Deloitte & Touche LLP as our independent public accountants in 2005.

        All stockholders are welcome to attend the Annual Meeting, but it is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask you to sign, date and return the enclosed proxy card or proxy voting instruction form as soon as possible. You also may vote by telephone or over the Internet, and if you choose to use one of those forms of voting, it is not necessary for you to return your proxy card. In any event, please vote as soon as possible.

        Along with the other members of your Board of Directors, I look forward to personally greeting those stockholders who attend this year's meeting. On behalf of the Board of Directors and our leadership team, I would like to express our appreciation for your continued interest in the business of SPX.

                      Sincerely,

                      Christopher J. Kearney
                       President and
                      Chief Executive Officer

SPX Corporation

13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277

Notice of Annual Meeting of Stockholders

Friday, May 6, 2005
8:00 a.m.
The Westin Charlotte
601 South College Street
Charlotte, North Carolina 28202

        The purpose of our Annual Meeting is to:

    1.
    Elect three directors to three-year terms; and

    2.
    Ratify the appointment of Deloitte & Touche LLP as our independent public accountants in 2005.

        You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 18, 2005. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

        We have enclosed with this notice and proxy statement a copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004.

By Order of the Board of Directors,
Ross B. Bricker Senior Vice President, Secretary and General Counsel

Charlotte, North Carolina
April 11, 2005

SPX Corporation

Proxy Statement

        This proxy statement and form of proxy are first being sent to stockholders on or about April 13, 2005.

QUESTIONS AND ANSWERS

What am I voting on?

        We are soliciting your vote on:

  •
  the election of three directors to three-year terms; and

  •
  the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants in 2005.

Who is entitled to vote?

        Stockholders at the close of business on March 18, 2005 (the record date) are entitled to vote. On that date, there were 75,017,465 shares of SPX common stock outstanding.

How many votes do I have?

        Each share of SPX common stock that you own entitles you to one vote.

How do I vote?

        All stockholders may vote by telephone or over the Internet as described on the enclosed proxy card. You also may vote by mail. To vote by mail, please sign, date and mail your proxy card in the postage paid envelope provided. If you attend the Annual Meeting in person and would like to vote then, we will give you a ballot. If your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 18, 2005, the record date for voting.

How does discretionary voting authority apply?

        If you sign, date and return your proxy card, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Christopher J. Kearney and Patrick J. O'Leary to vote for the items discussed in these proxy materials and any other matter that is properly brought at the Annual Meeting. In such a case, your vote will be cast FOR the election of the director nominees, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants and FOR or AGAINST any other properly raised matters at the discretion of Messrs. Kearney and O'Leary.

May I revoke my proxy?

        You may revoke your proxy in one of four ways at any time before it is exercised:

    1.
    Notify our Corporate Secretary in writing before the Annual Meeting that you are revoking your proxy.

    2.
    Submit another proxy with a later date.

    3.
    Vote by telephone or Internet after you have given your proxy.

    4.
    Vote in person at the Annual Meeting.

What does it mean if I receive more than one proxy card from SPX?

        Your shares are likely registered differently or are in more than one account. You should sign and return all proxy cards from SPX to guarantee that all of your shares are voted.

What constitutes a quorum?

        The presence, in person or by proxy, of the holders of one-third of the total number of shares of SPX stock issued and outstanding constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet or if you attend the Annual Meeting.

        Abstentions are counted as "shares present" at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have voting authority and have not received voting instructions from you (so-called "broker non-votes") are also considered "shares present" for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

        Election of Directors:    A majority of the shares present or represented by proxy at the Annual Meeting must approve the election of the directors. If you do not want to vote your shares for one or more of the nominees, you may indicate that in the space provided on the proxy card or withhold authority as prompted during telephone or Internet voting. In the election of the nominees for director, an abstention will have the effect of a vote against the proposal since it is one fewer vote for approval. A broker non-vote is not considered as a share voted or having the power to vote and will not affect the outcome of the vote.

        Ratification of the Appointment of Independent Public Accountants:    Although we are not required to submit the appointment of our independent public accountants to a vote of stockholders, we believe that it is appropriate to ask that you ratify the appointment. Ratification of the appointment of Deloitte & Touche LLP as our independent public accountants requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. In the ratification of the appointment of Deloitte & Touche LLP as our independent public accountants, an abstention will have the effect of a vote against the proposal since it is one fewer vote for approval. A broker non-vote is not considered as a share voted or having the power to vote and will not affect the outcome of the vote.

How do I submit a stockholder proposal?

        You must submit a proposal to be included in our proxy statement for the 2006 annual meeting no later than December 14, 2005. Your proposal must be in writing and comply with the proxy rules of the Securities and Exchange Commission (SEC). You should send your proposal to our Corporate Secretary at our address on the cover of this proxy statement.

        You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2006 annual meeting. We must receive your proposal in writing on or after December 7, 2005 but no later than January 6, 2006.

        To be properly brought before an annual meeting, our by-laws require that your proposal give: (1) a brief description of the business you want to bring before the meeting; (2) your name and address as they appear on our stock records; (3) the class and number of shares of SPX that you beneficially own; and (4) any material interest you may have in the business you want to bring before the meeting. You should send your proposal to our Corporate Secretary at the address on the cover of this proxy statement.

How do I recommend a director nominee?

        If you wish to recommend a nominee for director for the 2006 annual meeting, our Corporate Secretary must receive your written nomination on or before January 6, 2006. You should submit your proposal to the Corporate Secretary at our address on the cover of this proxy statement. Our by-laws require that you provide: (1) your name and address and the name and address of the nominee; (2) a statement that you are a record holder of SPX shares entitled to vote at the meeting and that you plan to appear in person or by proxy at the meeting to make the nomination; (3) a description of all arrangements or understandings under which you are making the nomination; (4) any other information that the rules of the SEC require to be included in a proxy statement; and (5) the nominee's agreement to serve as a director if elected.

Who pays to prepare, mail and solicit the proxies?

        We will pay all of the costs of preparing, mailing and soliciting these proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward the proxy materials to the beneficial owners of SPX common stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated. We have retained MacKenzie Partners, Inc. to assist us in soliciting your proxy for an estimated fee of $10,000 plus reasonable out-of-pocket expenses. MacKenzie Partners expects that approximately 25 of its employees will assist in the solicitation. MacKenzie Partners will ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of SPX common stock. If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of SPX common stock.

ELECTION OF DIRECTORS

        Seven directors currently serve on our Board of Directors. The directors are divided into three classes. Currently, there are three directors in one class, two directors in the second class and two directors in the third class. At this Annual Meeting, you will be asked to elect three directors. The remaining four directors will continue to serve on the Board as described below.

        All of the nominees are currently SPX directors. J. Kermit Campbell and Emerson U. Fullwood have been SPX directors since 1993 and 1998, respectively. Upon the recommendation of the Nominating and Governance Committee, on March 14, 2005, the Board increased the size of the Board to seven and elected Michael J. Mancuso to fill the vacancy. Messrs. Campbell, Fullwood and Mancuso, if elected, will serve for a term of three years, until a qualified successor director has been elected, or until he resigns, retires or is removed by the Board.

        Your shares will be voted as you specify on the enclosed proxy card. If you do not specify how you want your shares voted, we will vote them FOR the election of Messrs. Campbell, Fullwood and Mancuso. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, your shares will be voted FOR that other person. The Board does not anticipate that any of the nominees will be unable to serve. The nominees and continuing directors have provided the following information about themselves.

Nominees to Serve Until 2008 Annual Meeting

J. Kermit Campbell, 66, is past President and Chief Executive Officer of Herman Miller, Inc., a designer and manufacturer of office furniture. Since leaving Herman Miller, Inc. in 1995, Mr. Campbell has invested in a number of ventures, including Bering Truck Corporation, Black Star Farms, Advanced Information Systems, Tennessee Pacific Company and CORE Energy Co. He is a director and Chairman of Bering Truck Corporation and a director of Irwin Union Bank and of Tennessee Pacific. Mr. Campbell is an honorary Trustee and past Chairman of the Board of Hope College and a trustee of Eagle Village. Mr. Campbell has been a director of SPX since 1993.

Emerson U. Fullwood, 57, has been Corporate Vice President and Executive Chief Staff and Marketing Officer of Xerox North America, Xerox Corporation since 2005 and, prior to that, he had been Corporate Vice President and President of Xerox Channels Group, Xerox Corporation since 2003. Since 1996, Mr. Fullwood has held various other executive management positions with Xerox. He is a director of Monroe Community College, the United Way of Greater Rochester, the Rochester Urban League, the Rochester Boy Scouts of America and Xerox Foundation and a member of the North Carolina A&T Engineering Advisory Board. He was formerly a director of General Signal Corporation. Mr. Fullwood has been a director of SPX since 1998.

Michael J. Mancuso, 62, has been Senior Vice President and Chief Financial Officer of General Dynamics Corporation, a provider of mission critical information systems and technologies, land and expeditionary combat systems, armaments and munitions, shipbuilding and marine systems and business aviation, since 1994. He was elected Senior Vice President of General Dynamics Corporation in 1997. Mr. Mancuso has been a director of SPX since March 2005.

Directors Continuing until 2007 Annual Meeting

Charles E. Johnson II, 69, has been Chairman of the Board since December 2004. He is a co-owner of the G&L Acquisition Company, a fast food restaurant business, and a partner in PBJ Realty LLC, the real estate owner for G&L Acquisition Company restaurants. He was formerly President and co-owner of CEJ Holdings, Inc., the principal asset of which was commercial real estate. Mr. Johnson is a director of Hackley Hospital and the President and a director of the Paul C. Johnson Foundation. He has served on SPX's Board since 1976.

David P. Williams, 70, is the retired Vice Chairman of The Budd Company, a manufacturer of automobile and truck body components, castings, stampings, chassis frame components, air bag components, automotive heating accessories and cold weather starting aids. From 1995 until becoming Vice Chairman in 1999, Mr. Williams was President and Chief Operating Officer of The Budd Company. He is a director of Polar Corp. and a member of the Northern Trust Advisory Board. Mr. Williams has served as a director of SPX since 1992.
Directors Continuing Until 2006 Annual Meeting

Sarah R. Coffin, 52, is currently Executive Vice President, Performance Products and Asia, Borden Chemical, Inc., a supplier of thermoset and other high performance resins. Prior to joining Borden Chemical, Inc. in 2005, Mrs. Coffin worked from 2004 to 2005 as Vice President Sales and Marketing for Seaman Corporation, a private firm serving the industrial coated fabric market. Prior to that she was employed by B.F. Goodrich Performance Materials, later Noveon, Inc., a manufacturer of performance polymer systems and specialty emulsions. From 2002 to 2003 she served as Senior Vice President Global Sourcing, Human Resources and Information Technology. From 1998 to 2003 she was Group President Specialty Plastics and Polymer Additives followed by Senior Vice President and General Manager Performance Coatings. She has been a director of SPX since 1995.

Christopher J. Kearney, 49, has been President and Chief Executive Officer of SPX since December 2004. He joined the company in February 1997 as Vice President, Secretary and General Counsel and an officer of the company. Prior to joining SPX, he was Senior Vice President and General Counsel of Grimes Aerospace Company, a leading manufacturer of aircraft lighting equipment, engine system components and electronic systems. Mr. Kearney is a member of the Advisory Council for University Libraries, University of Notre Dame. Mr. Kearney has been a director of SPX since 2004.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        As part of its ongoing commitment to good corporate governance, the Board of Directors has codified its corporate governance practices into a set of Corporate Governance Guidelines. These guidelines assist the Board in the exercise of its responsibilities and may be amended by the Board from time to time. In December 2004, the Board separated the roles of Chairman and Chief Executive Officer and revised our Corporate Governance Guidelines to be consistent with this change. Our Corporate Governance Guidelines comply with the applicable requirements of the listing standards of the New York Stock Exchange. Our Corporate Governance Guidelines are available on our website (www.spx.com) under the heading Investor Relations—Corporate Governance. In addition, stockholders may request a written copy of the guidelines by writing to our Corporate Secretary at the address shown on the cover of this proxy statement.

Code of Business Conduct

        We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our chief executive officer and senior financial and accounting officers. Our Code of Business Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the company's best interest. In addition, our Code of Business Conduct acknowledges special ethical obligations for financial reporting. We maintain a current copy of our Code of Business Conduct, and will promptly post any amendments to or waivers of our Code of Business Conduct, on our website (www.spx.com) under the heading Investor Relations—Corporate Governance—Commitment to Compliance. Stockholders may request a written copy of the Code of Business Conduct by writing to our Corporate Secretary at the address shown on the cover of this proxy statement.

Director Independence

        Our Corporate Governance Guidelines state that a substantial majority of the Board will consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange. Accordingly, our Board conducts an annual review as to whether each of our directors qualifies as independent. The Board has adopted categorical Independence Standards to guide it in this process. Our Independence Standards are set forth in Appendix A to this proxy statement. Based on its most recent annual review, the Board of Directors has concluded that Mr. Johnson, Mr. Campbell, Ms. Coffin, Mr. Fullwood, Mr. Mancuso and Mr. Williams are independent as defined in our Independence Standards and the listing standards of the New York Stock Exchange.

        The non-management members of the Board of Directors meet periodically in executive session without management. These meetings occur at least once per year. In addition, the non-management members of the Board meet in executive session with the Chief Executive Officer on an "as needed" basis. For these purposes, non-management members of the Board are directors who are not executive officers of SPX, regardless of whether they are independent. Meetings of non-management directors are chaired by the Chairman of the Board, unless the Chairman of the Board is not a non-management director, in which case the meetings are chaired on a rotating basis by one of the non-management directors. The order of chair rotation is based on the seniority of the non-management directors.

Charitable Contributions

        It is the policy of the Board of Directors that no officer or director shall solicit contributions for charities from other officers or directors or directly from SPX if the director soliciting the contributions personally controls the charity. In addition, no officer or director shall solicit contributions from other officers or directors for charities controlled by SPX.

        From time to time, SPX may make contributions to charitable organizations that have as an executive officer a member of our Board of Directors. In the past three fiscal years, however, the amount of any of these contributions in any single fiscal year has not exceeded the greater of (a) $1 million or (b) 2% of the charitable organization's consolidated gross revenues.

Communications with Directors

        Interested parties may communicate concerns to any of our non-management directors by writing to the director in care of our Corporate Secretary at the address shown on the cover of this proxy statement. In accordance with the policy adopted by our non-management directors, our Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention by a non-management director and will regularly provide the non-management directors with a summary of all communications addressed to non-management directors.

Nominations for Directors

        Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee is responsible for the proposal of nominees for service as directors and will consider recommendations offered by stockholders in accordance with our by-laws. The Nominating and Governance Committee selects individuals as director nominees based on their business and professional accomplishments, integrity, demonstrated ability to make independent analytical inquiries, ability to understand our business and willingness to devote the necessary time to Board duties. In considering individuals for nomination, the Nominating and Governance Committee consults with the Chief Executive Officer. A director's qualifications in meeting these criteria are considered at least each time the director is re-nominated for Board membership. Assuming that appropriate biographical and background information is provided to the Committee, the Committee applies the same process and standards to the evaluation of each potential director nominee, regardless of whether he or she is recommended by one or more stockholders or is identified by some other method. The Nominating and Governance Committee may also hire outside advisers to assist it in identifying and/or evaluating potential director nominees.

        On January 7, 2005, the Committee retained an outside consultant, Spencer Stuart, an executive search firm with a director search practice, to conduct searches for two new independent director candidates, one with financial expertise and the other with operations experience. Spencer Stuart produced information on approximately 47 director prospects. These prospects were further screened by management and by members of the Nominating and Governance Committee, resulting in 16 candidates who were contacted by Spencer Stuart. All of these candidates were formally screened by Spencer Stuart and two of those candidates, one of whom was Mr. Mancuso, were selected by Spencer Stuart for interviews with the Nominating and Governance Committee. The Nominating and Governance Committee also considered recommendations from management and stockholders, including recommendations from Relational Investors LLC, the holder of 5.7% of SPX common stock. All qualified recommendations (of which there were four) were passed on to Spencer Stuart for inclusion in the selection process. Three of these additional candidates were then referred to the Nominating and Governance Committee. The outside search process has resulted in the election of Mr. Mancuso to a newly created directorship. Mr. Mancuso was originally identified as a prospective director by Spencer Stuart and had no previous connection to SPX or to management. The search process is continuing in order to identify another director.

        If you wish to recommend a nominee for director for the 2006 annual meeting, our Corporate Secretary must receive your written nomination on or before January 6, 2006. You should submit your proposal to the Corporate Secretary at our address on the cover of this proxy statement. Our by-laws require that you provide: (1) your name and address and the name and address of the nominee; (2) a statement that you are a record holder of SPX shares entitled to vote at the meeting and that you plan to appear in person or by proxy at the meeting to make the nomination; (3) a description of all arrangements or understandings under which you are making the nomination; (4) any other information that the rules of the SEC require to be included in a proxy statement; and (5) the nominee's agreement to serve as a director if elected.

Attendance at Annual Meeting

        It is our policy to invite all of the members of our Board of Directors to attend our annual meeting of stockholders. While their attendance is not required, each of our directors then serving attended our last annual meeting. Currently, we expect all the members of our Board of Directors to attend the 2005 annual meeting of stockholders.

MEETINGS AND COMMITTEES OF THE
BOARD OF DIRECTORS

        The Board of Directors met thirteen times during 2004. In addition to meetings of the full Board, directors attended meetings of Board committees. The Board of Directors currently has standing audit, compensation, nominating and governance and retirement funds committees. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served during 2004.

Audit Committee
Meetings in 2004:	5
Members:	J. Kermit Campbell, Chairman Emerson U. Fullwood Charles E. Johnson II

The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with our Audit Committee Charter, Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the New York Stock Exchange. In addition, the Board of Directors has determined that each member of the Audit Committee has a working familiarity with basic finance and accounting practices, including the ability to read and understand financial statements. Finally, the Board of Directors has determined that Mr. Campbell is an "audit committee financial expert" under the rules of the SEC and has accounting and/or related financial management expertise, as required by the listing standards of the New York Stock Exchange.
Function:
The Audit Committee is responsible for ensuring the integrity of the financial information reported by SPX. The Committee appoints the independent auditors, approves the scope of annual audits performed by them and by the internal audit staff, and reviews the results of those audits. The Committee also meets with management, the independent auditors and the internal audit staff to review audit and non-audit results and opinions as well as financial, accounting and internal control matters. The Committee has adopted a charter that specifies the composition and responsibilities of the Committee. The charter is posted on our website under the heading Investor Relations—Corporate Governance and is available to stockholders upon written request made to our Corporate Secretary at the address shown on the cover of this proxy statement. Additional information on the Committee and its activities is set forth in the Audit Committee Report on page 33.

Compensation Committee
Meetings in 2004:	5
Members:	David P. Williams, Chairman J. Kermit Campbell Sarah R. Coffin Emerson U. Fullwood Charles E. Johnson II, Ex-Officio, Non-Voting Member (Appointed to the Committee on February 23, 2005)

The Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with our Compensation Committee Charter, Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the New York Stock Exchange.
Function:
The Compensation Committee approves the compensation program for SPX's senior management, including executive employment agreements, stock option grants and other awards under the Stock Compensation Plan, as well as awards under the SPX Corporation EVA Incentive Compensation Plan (the "EVA Plan"). The Committee has adopted a charter that specifies the composition and responsibilities of the Committee. The charter is posted on our website under the heading Investor Relations—Corporate Governance and is available to stockholders upon written request made to our Corporate Secretary at the address shown on the cover of this proxy statement. Additional information on the Committee and its activities is set forth in the Compensation Committee Report on page 29.
Nominating and Governance Committee
Meetings in 2004:	10
Members:
Emerson U. Fullwood (Chairman beginning December 21, 2004)
J. Kermit Campbell
David P. Williams
Charles E. Johnson II, Ex-Officio, Non-Voting Member (Chairman from February 24, 2004 to December 21, 2004)

The Board of Directors has determined that each of the current members of the Nominating and Governance Committee is independent in accordance with our Nominating and Governance Committee Charter, Corporate Governance Guidelines and Independence Standards, as well as the rules of the SEC and the listing standards of the New York Stock Exchange.

Function:
The Nominating and Governance Committee assists the Board in identifying qualified individuals to become Board members and recommending to the Board the director nominees; develops and recommends to the Board the Corporate Governance Guidelines applicable to SPX; leads the Board of Directors in its annual review of the Board's performance; makes recommendations to the Board regarding the compensation of non-management directors; and makes recommendations to the Board with respect to the assignment of individual directors to various committees. The Committee has adopted a charter that specifies the composition and responsibilities of the Committee. The charter is posted on our website under the heading Investor Relations—Corporate Governance and is available to stockholders upon written request made to our Corporate Secretary at the address shown on the cover of this proxy statement.
Retirement Funds Committee
Meetings in 2004:	1
Members:	Sarah R. Coffin, Chairman Emerson U. Fullwood Charles E. Johnson II, Ex-Officio, Non-Voting Member (Appointed to the Committee on February 23, 2005)
Function:	The Retirement Funds Committee reviews the investment performance, actuarial assumptions and funding practices of SPX's pension, healthcare and defined contribution plans.

DIRECTOR COMPENSATION

        Directors who are SPX employees receive no compensation for their services as directors. We currently compensate non-employee "outside" directors under the SPX Corporation 1997 Non-Employee Directors' Compensation Plan (the "1997 Directors' Plan") and the SPX Corporation 2005 Non-Employee Directors' Compensation Plan (the "2005 Directors' Plan"). In addition, we reimburse non-employee directors for the expenses of carrying out their duties.

        Prior to 2005, the 1997 Directors' Plan provided for an annual grant to each non-employee director of an option to purchase shares of SPX common stock. The exercise price of each option was the closing stock price on the date it was granted. It had been our policy to grant each new non-employee director an option to purchase 4,000 shares of SPX common stock when he or she was elected. A maximum of 150,000 shares of SPX stock was authorized for option grants under the 1997 Directors' Plan. Directors may exercise these options six months after the grant date, or earlier upon a change of control as described in the 1997 Directors' Plan. After a non-employee director ceases to be a director, the options remain exercisable until the earlier of the third-year anniversary (first-year anniversary in the event of death) of that date or ten years from the grant date.

        In 2004, each of the five non-employee directors was to receive a stock option to purchase 4,000 shares under the 1997 Director's Plan, for an aggregate of 20,000 shares. There were, however, only 19,000 shares left in reserve under the 1997 Directors' Plan at the beginning of 2004. Assuming options to purchase 19,000 shares were awarded to the five directors in 2004 (3,800 per director), this would have left a 200-share shortfall per director. As a result, in accordance with the recommendations of the Governance Committee, in February 2004, the Board granted an option to purchase 3,800 shares to each non-employee director, and made up the 200-share shortfall with a cash award of $5,456 to each director (representing the estimated value of an option to purchase 200 shares, determined using the Black-Scholes model).

        Under the 1997 Directors' Plan in effect prior to January 1, 2005, each non-employee director also received an annual cash payment of $40,000, plus an additional cash payment determined by reference to the EVA Plan, which is described in the Compensation Committee Report on Executive Officers' Compensation on page 29. The additional payment, if any, equaled the target bonus multiplied by the multiple earned by our Chief Executive Officer for that year under the EVA Plan. This additional payment was made to the non-employee directors at the same time and in the same manner as bonuses were paid under the EVA Plan. The amount of the bonus each director earns is credited to his or her bonus bank balance. The maximum bonus payable in any given year to a director equals the amount of his or her bonus bank, up to the amount of the target bonus, plus one-third of the amount remaining in the bonus bank. A non-employee director will receive his or her bonus bank balance if he or she ceases to be a director. A non-employee director could defer receipt of the annual cash payment and the additional cash payment at his or her option.

        Upon a change in control, any cash payments deferred at the option of a non-employee director under the 1997 Directors' Plan and any amount remaining in his or her bonus bank would be paid in a lump sum within 30 days of the change in control. In addition, each outstanding stock option award held by a non-employee director would become fully vested and, if applicable, immediately exercisable.

        In 2004, the non-employee director target bonus was $20,000. This target bonus was multiplied by the multiple earned by our Chief Executive Officer in 2004 under the EVA Plan, which resulted in a negative declared bonus for each non-employee director of $48,010. As a result, in 2004, each non-employee director's bonus bank was reduced by the amount of the declared bonus. If the resulting bonus bank balance was positive, the plan paid out an amount equal to the target bonus plus one-third of any remaining positive bonus bank balance. Since the resulting bonus bank balances were positive, each non-employee director serving at the end of 2004 received a cash payment equal to the target bonus of $20,000 plus one-third of his or her bonus bank balance, which resulted in a range of cash payments ranging from $24,059 to $24,503, depending on his or her bonus bank balance. After payment of the 2004 bonuses the remaining bonus bank balances range from $8,117 to $9,007.

        On February 23, 2005, the Board amended the 1997 Directors' Plan to discontinue payments to the non-employee directors based on the EVA Plan and pay each non-employee director a flat fee annual retainer of $60,000. The Board and Compensation Committee are examining the alternatives with respect to the non-employee directors' bonus banks remaining after the computation of the 2004 bonus.

        The Board also adopted the 2005 Directors' Plan under which non-employee directors will receive annually 2,500 shares of phantom equity with a three-year vesting period based on SPX stockholder return versus the S&P 500. On each vesting date, the company will compare SPX stockholder return to the performance of the S&P 500 for the prior year and for the cumulative period since the date of the phantom stock grant. If SPX outperforms the S&P 500 for the prior year, the one-third portion of the grant associated with that year will vest. If SPX outperforms the S&P 500 for the cumulative period, any unvested portion of the grant that was subject to vesting on or prior to the vesting date will vest. The vested portion of any phantom stock grant will be settled immediately in cash. Phantom stock that does not vest within the three-year vesting period in accordance with these performance requirements is forfeited.

        In addition to the amount Mr. Johnson receives as a non-employee director, commencing in 2005, he will also receive an annual retainer of $200,000 for serving as Chairman of the Board.

        Under the Directors' Retirement Plan (the "Retirement Plan"), which the Board terminated at the end of 1996, a director retiring with ten or more years of service receives an annual pension, payable for life, equal to the annual retainer in effect on the retirement date. A director retiring with more than five but less than ten years of service receives a proration of the ten-year amount. Benefits begin on the later of the director's sixty-fifth birthday or the date of his or her retirement from the Board. Covered directors also will receive certain lump-sum payments in the event of a change of control as described in the Retirement Plan. We have established a trust to ensure payment of benefits under this Retirement Plan. Current directors who are covered by the Retirement Plan will receive benefits upon their retirement based on the present value of their vested benefits at the Retirement Plan's termination. The current present value of the vested benefits of the current directors who remain covered by the Retirement Plan are as follows: (1) Mr. Campbell, $54,045; (2) Mr. Johnson, $312,596; and (3) Ms. Coffin, $25,304.

OWNERSHIP OF COMMON STOCK

Directors and Executive Officers

        The following table shows how much of the common stock of SPX the named executive officers, the directors and all executive officers and directors as a group beneficially owned as of March 18, 2005. The "named executive officers" are the Chief Executive Officer, the former Chief Executive Officer, the other four most highly compensated executive officers, based on salary and bonus, who were serving at the end of the last fiscal year and an additional person who would have qualified as one of our most highly compensated executive officers had he been serving as an executive officer at the end of the last fiscal year.

        Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. The number of SPX shares beneficially owned by each of the named executive officers and by all directors and executive officers as a group includes shares held in the SPX Corporation Retirement Savings and Stock Ownership Plan. Except as otherwise noted, the stockholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

        The percent of SPX common stock owned is based on 75,017,465 shares outstanding as of March 18, 2005.

Named Executive Officers and Directors	Shares of Common Stock Beneficially Owned	Options Exercisable Within 60 Days	Total	Percent of Class

John B. Blystone	77,614	6,253,972	6,331,586	7.8

J. Kermit Campbell	13,210	28,576	41,786	*

Jay Caraviello	57,442	78,000	135,442	*

Sarah R. Coffin	5,780	33,612	39,392	*

Frederick J. Florjancic, Jr.	2,000	0	2,000	*

Robert B. Foreman	71,888	387,962	459,850	*

Emerson U. Fullwood	1,400	23,800	25,200	*

Charles E. Johnson II (1)	81,132	28,496	109,628	*

Christopher J. Kearney (2)	126,506	453,992	580,498	*

Michael J. Mancuso (3)	0	0	0	—

Patrick J. O'Leary	121,280	1,595,211	1,716,491	2.2

Thomas J. Riordan	125,269	462,776	588,035	*

David P. Williams	15,522	26,930	42,452	*

All directors and executive officers as a group (11 persons)	619,429	3,119,345	3,738,774	4.8

*
Less than 1.0.

(1)
Includes 38,760 shares owned by Mr. Johnson's wife.

(2)
Does not include 428 shares owned by Mr. Kearney's sons as to which Mr. Kearney disclaims beneficial ownership.

(3)
Mr. Mancuso was elected to the Board on March 14, 2005.

Other Principal SPX Stockholders

        Set forth in the table below is information about persons other than named executive officers and directors who we know to be the beneficial owners of more than five percent of the issued and outstanding shares of SPX common stock. The percent of class held is based on 75,017,465 shares of SPX common stock outstanding on March 18, 2005.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class

FMR Corp. (1) 82 Devonshire Street Boston, MA 02109	10,290,761	13.7

Atlantic Investment Management, Inc. (2) 666 Fifth Avenue New York, NY 10103	5,432,000	7.2

Relational Investors LLC (3) 11975 El Camino Real, Suite 300 San Diego, CA 92130	4,257,145	5.7

(1)
Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2005, FMR Corp. has sole voting power with respect to 791,090 of the shares, shared voting power with respect to none of the shares, and sole dispositive power with respect to all of the shares.

(2)
Based on information provided in a Schedule 13D/A filed with the SEC on September 13, 2004, Atlantic Investment Management, Inc. has sole voting and dispositive power with respect to all of the shares pursuant to various investment advisory agreements.

(3)
Based on information provided in a Schedule 13D filed with the SEC on November 15, 2004, Relational Investors LLC is the sole general partner or managing member of various entities that beneficially own these shares and Relational Investors LLC has sole voting and dispositive power with respect to all of the shares pursuant to certain limited partnership and investment management agreements. Based on information provided in a Preliminary Proxy Statement on Schedule 14A filed with the SEC on December 10, 2004, Relational Investors LLC beneficially owns 4,257,145 shares of SPX common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that SPX's executive officers, directors and 10% stockholders file reports of ownership and changes of ownership of SPX common stock with the SEC and the NYSE. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during 2004, except that Mr. Fullwood filed a late Form 4 reporting one transaction.

EXECUTIVE COMPENSATION

        This table summarizes the compensation for the named executive officers. The "named executive officers" are the Chief Executive Officer, the former Chief Executive Officer, the other four most highly compensated executive officers, based on salary and bonus, who were serving at the end of the last fiscal year and an additional person who would have qualified as one of our most highly compensated executive officers had he been serving as an executive officer at the end of the last fiscal year.

Summary Compensation

		Annual Compensation						Long-Term Compensation Awards

Name and Principal Position	Year	Salary	Bonus (1)			Other Annual Compensation		Restricted Stock Awards (2)	Securities Underlying Options	All Other Compensation (3)

Christopher J. Kearney President, Chief Executive Officer and Director	2004 2003 2002	$436,154 420,000 420,000	$	— 1,319,138 787,441		— — —		$1,437,333 43,039 —	— 50,000 50,000	$99,534 195,498 1,164,311

Patrick J. O'Leary Executive Vice President, Treasurer and Chief Financial Officer	2004 2003 2002	$726,923 700,000 700,000	$	— 2,325,814 1,608,275		— — —		$2,036,026 311,106 —	— 70,000 70,000	$41,211 174,741 1,436,701

Robert B. Foreman Senior Vice President, Human Resources	2004 2003 2002	$415,385 400,000 400,000	$	— 1,230,812 711,678		— — —		$1,434,885 71,742 —	— 50,000 51,988	$104,780 150,548 2,036,441

Jay Caraviello Executive Vice President and Co-Chief Operating Officer	2004 2003 2002	$369,231 300,000 300,000	$	— 1,006,738 285,330		— — —		$1,390,500 — —	— 30,000 30,000	$68,799 76,738 21,267

Thomas J. Riordan Executive Vice President and Co-Chief Operating Officer	2004 2003 2002	$392,404 385,000 385,000	$	— 532,629 440,682		— — —		$1,390,500 — —	— 50,000 88,402	$46,252 41,284 34,011

John B. Blystone (4) Former Chairman, President and Chief Executive Officer	2004 2003 2002	$1,362,308 1,400,000 1,400,000		$6,906,981 6,674,016 4,194,688	(5)	$130,956 156,459 —	(6) (6)	$5,787,484 133,556 48,850,000	— 200,000 200,000	$591,715 70,035 1,451,780

Frederick J. Florjancic, Jr. (7) Former President, Specialty Engineered Products	2004 2003 2002	$122,596 375,000 375,000		$274,039 219,364 314,218	(8)	— — —		$1,390,500 — —	— 50,000 50,000	$14,430 17,769 9,132

(1)
One-third of each executive's bonus is paid from an EVA bank that represents, in part, payment for prior years' performance. For more information on our EVA Plan, see the Compensation Committee Report on Executive Officers' Compensation beginning on page 29. The executive officers elected to forego any bonus payments for 2004, including payments of previously earned amounts from EVA bonus banks, which will be carried over to future years.

(2)
Awards of restricted stock granted on February 18, 2004 under our 2002 Stock Compensation Plan vest in three equal installments on the anniversary of the effective date of the grant (January 30, 2004). Included in the shares of restricted stock granted to the following individuals are restricted shares granted to "true-up" the individuals for their respective state tax increases incurred as a result of the relocation of SPX's corporate headquarters from Muskegon, Michigan to Charlotte, North Carolina: Mr. Blystone, 4,054 shares; Mr. Foreman, 798 shares; Mr. Kearney, 842 shares; and Mr. O'Leary, 1,606 shares. Dividends are paid on the restricted stock to the extent that they are paid on SPX common stock. As of December 31,

  2004, restricted stock ownership with an aggregate value based on the closing price of $40.06 on that date was as follows: Mr. Kearney: 25,000 shares with an aggregate value of $1,001,500; Mr. O'Leary: 35,000 shares with an aggregate value of $1,402,100; Mr. Foreman: 25,000 shares with an aggregate value of $1,001,500; Mr. Caraviello: 25,000 shares with an aggregate value of $1,001,500; and Mr. Riordan: 25,000 shares with an aggregate value of $1,001,500. Upon his resignation on December 8, 2004, Mr. Blystone was vested in 33,333 shares of a 100,000 share restricted stock grant made in 2004, which would have vested in January 2005, and forfeited the remaining 66,667 shares of that grant. Upon his resignation on April 3, 2004, Mr. Florjancic forfeited all shares of restricted stock held by him.

(3)
All Other Compensation in 2004 consists of matching contributions to the SPX retirement and savings plans and, for the following individuals, payments to compensate for expenses related to the relocation of SPX's corporate headquarters from Muskegon, Michigan to Charlotte, North Carolina as follows: Mr. Kearney, $11,770 and Mr. Foreman, $76,838. For Mr. Blystone, All Other Compensation in 2004 also includes payments of $387,000 for life insurance premiums and $136,600 for unused vacation accrued and unpaid at the time of his resignation.

(4)
Mr. Blystone retired and resigned as the Chairman, President and Chief Executive Officer effective December 8, 2004.

(5)
Reflects payments made in connection with Mr. Blystone's retirement and resignation under the terms of the Separation Agreement described on page 21.

(6)
Includes the payment by SPX of $70,007 in 2004 and $116,610 in 2003 for individual financial planning services, as well as the payment by SPX of $33,764 in 2004 for aircraft usage.

(7)
Mr. Florjancic resigned on April 3, 2004.

(8)
Reflects payments made in connection with Mr. Florjancic's resignation.

Option Exercises in 2004 and
2004 Year-End Option Values

        This table provides information regarding the exercise of options during 2004 by the named executive officers. The "value realized" is the difference between the option exercise price and the price of SPX common stock on the date of exercise multiplied by the number of shares subject to the option. The "value of unexercised in-the-money options at year end 2004" is the difference between the option exercise price and $40.06 (the price of SPX common stock on the last trading day of the year, December 31, 2004), multiplied by the number of shares underlying the option. An option is "in-the-money" if the market value of the common stock subject to the option is greater than the exercise price.

			Number of Securities Underlying Unexercised Options at Year End 2004 (#)		Value of Unexercised In-the-Money Options at Year End 2004 ($)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher J. Kearney	0	—	420,659	49,999	$935,561	$49,666

John B. Blystone	800,000	$24,974,687	6,253,972	0	4,235,444	—

Patrick J. O'Leary	0	—	1,548,546	69,998	301,077	69,532

Robert B. Foreman	0	—	354,629	49,999	338,521	49,666

Jay Caraviello	0	—	58,000	30,000	28,745	29,800

Thomas J. Riordan	0	—	429,433	49,999	280,834	49,666

Frederick J. Florjancic, Jr.	16,667	105,002	0	0	—	—

Pension Plans

        Upon designation by the Compensation Committee, certain executives participate in the SPX Supplemental Retirement Plan for Top Management (the "Top Management Plan"). The benefit formula is 60% of final average pensionable earnings (highest 3 of last 10 calendar years of employment). This target benefit accrues ratably over a 15-year period with the executive receiving the maximum benefit after 15 years. The benefit vests after 5 years of service. Any amounts paid from the Top Management Plan are reduced by payments made from the Individual Account Retirement Plan (the "IARP") and the Supplemental Individual Account Retirement Plan (the "SIARP"). The benefits shown in the table are payable from the IARP, SIARP and Top Management Plan (as applicable) at the normal retirement age of 65. You can determine the annual pension benefits payable to the executive officers named in the Summary Compensation Table from the table below. Their estimated years of credited service at normal retirement age are as follows: Mr. O'Leary, 26 years; Mr. Kearney, 23 years; Mr. Foreman, 23 years; Mr. Caraviello, 22 years; and Mr. Riordan, 25 years. Mr. Blystone will have approximately 9 years of credited service at normal retirement age. Mr. Florjancic forfeited his pension benefit upon his resignation on April 3, 2004. Compensation for these purposes is based on salary and bonus as shown in the Summary Compensation Table.

	Years of Credited Service

Final Three-Year Average Compensation	5 Years	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$ 800,000	$160,000	$320,000	$480,000	$480,000	$480,000	$480,000	$480,000
900,000	180,000	360,000	540,000	540,000	540,000	540,000	540,000
1,000,000	200,000	400,000	600,000	600,000	600,000	600,000	600,000
1,200,000	240,000	480,000	720,000	720,000	720,000	720,000	720,000
1,400,000	280,000	560,000	840,000	840,000	840,000	840,000	840,000
1,600,000	320,000	640,000	960,000	960,000	960,000	960,000	960,000
1,800,000	360,000	720,000	1,080,000	1,080,000	1,080,000	1,080,000	1,080,000
2,200,000	440,000	880,000	1,320,000	1,320,000	1,320,000	1,320,000	1,320,000
2,600,000	520,000	1,040,000	1,560,000	1,560,000	1,560,000	1,560,000	1,560,000
3,000,000	600,000	1,200,000	1,800,000	1,800,000	1,800,000	1,800,000	1,800,000
3,400,000	680,000	1,360,000	2,040,000	2,040,000	2,040,000	2,040,000	2,040,000
3,800,000	760,000	1,520,000	2,280,000	2,280,000	2,280,000	2,280,000	2,280,000
4,200,000	840,000	1,680,000	2,520,000	2,520,000	2,520,000	2,520,000	2,520,000
4,600,000	920,000	1,840,000	2,760,000	2,760,000	2,760,000	2,760,000	2,760,000
5,000,000	1,000,000	2,000,000	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
5,400,000	1,080,000	2,160,000	3,240,000	3,240,000	3,240,000	3,240,000	3,240,000
5,800,000	1,160,000	2,320,000	3,480,000	3,480,000	3,480,000	3,480,000	3,480,000
6,200,000	1,240,000	2,480,000	3,720,000	3,720,000	3,720,000	3,720,000	3,720,000

        The annual retirement benefits are computed on the basis of a joint and 100% survivor annuity. A participant may retire as early as age 55, but benefits payable at early retirement are subject to reductions from age 60 that approximate actuarial values.

Employment Agreements

        We were party to an employment agreement with Mr. Blystone that took effect on January 1, 1997 and continued until the termination of that agreement effective as of December 8, 2004. The employment agreement had an initial term of five years, expiring on December 31, 2001. Pursuant to the terms of the employment agreement, its expiration date was automatically extended by one day for each day that elapsed after December 31, 1998, resulting in a running three-year term. The employment agreement permitted us to give Mr. Blystone notice of our intention to stop the automatic extension, in which case the employment agreement would have expired three years from the date of our notice to him.

        Under the agreement, we paid Mr. Blystone a base salary at the rate of $1,400,000 in 2004. We were not permitted to reduce Mr. Blystone's annual salary at any time during the term of the employment agreement. During the term of his employment, he was eligible to receive an annual cash bonus based upon the terms of the bonus plan as in effect from time-to-time for our senior executives, as adopted by the Board of Directors and administered by the Compensation Committee. The terms of the EVA Plan as they affected Mr. Blystone could not be changed without his consent. Any annual bonus for Mr. Blystone was to be based on a target award equal to 150% of his annual base salary.

        In connection with this agreement, in February 1997, the Compensation Committee granted Mr. Blystone an option to purchase a total of 1,000,000 shares of SPX stock, at various exercise prices. The option has a ten-year term and became fully vested on January 1, 2002. The option grant was not made under the 1992 Stock Compensation Plan. Mr. Blystone continued to receive annual awards under the 1992 Stock Compensation Plan (and any successor plan). In addition, pursuant to an amendment to his employment agreement, on July 3, 2002, the Compensation Committee granted Mr. Blystone a 1,000,000 share special retention restricted stock grant.

        Mr. Blystone's employment agreement provided that if he were to resign without good reason or if we were to terminate his employment for cause, he would receive the compensation and benefits earned to date, but would forfeit any unvested options, restricted stock or other unvested benefits. If Mr. Blystone were to die or become disabled, he would have received the compensation and benefits earned to date and full payment of his individual bonus bank balance under the EVA Plan, and all options, restricted stock and other equity or incentive compensation awards would have fully vested, with two years to exercise the options.

        If, in the absence of a change of control, Mr. Blystone's employment was terminated without cause or if he resigned for good reason, he would have received the following items in addition to those payable after termination for death or disability:

  •
  a cash bonus payment for the year of termination, calculated as a pro rata portion of his target annual bonus for the year of termination;

  •
  a lump sum payment equal to three times his annual salary and three times his target annual bonus for the year of termination;

  •
  continuation of employee benefits and senior executive perquisites for the lesser of three years or until he obtained comparable benefits and perquisites from another employer;

  •
  immediate vesting of benefits under the Supplemental Retirement Plan with credit for three additional years of service and for the salary and bonus reflected by the severance compensation lump sum salary and bonus payments;

  •
  outplacement services; and

  •
  a stock depreciation right that obligated us to pay him the amount by which the average closing price of SPX common stock during the five trading days prior to the termination of his employment exceeded his gross selling price for shares of SPX common stock (including any shares acquired by option exercises) so long as he within 20 days after termination gave us written notice of his intention to sell.

        In the event of certain terminations following a change of control, Mr. Blystone would have been entitled to the benefits specified in the change-of-control severance agreement discussed below.

        For purposes of Mr. Blystone's employment agreement, "cause" was defined as (1) commission of an act materially and demonstrably detrimental to the goodwill of SPX that constitutes gross negligence or willful misconduct in the performance of his material duties, (2) commission of a material act of dishonesty or breach of trust resulting or intended to result in material personal gain or enrichment at the expense of SPX, or (3) conviction of a felony involving moral turpitude (other than a conviction based entirely on vicarious liability).

        For purposes of Mr. Blystone's employment agreement, "good reason" was defined as (1) the failure to re-elect Mr. Blystone as Chairman, President and Chief Executive Officer and as a director, (2) assignment of duties inconsistent with his position, authority, duties or responsibilities, or any other action by SPX that results in a substantial diminution of his position, authority, duties or responsibilities, (3) any substantial failure by us to comply with any of the provisions of the employment agreement, (4) SPX giving him notice to stop further operation of the automatic extension of the employment agreement, or (5) any change in the current EVA Plan without his consent. In addition, during the sixty-day period immediately after a change of control (as defined in the employment agreement), any termination by Mr. Blystone would have been deemed to be for good reason.

        On December 8, 2004, John B. Blystone resigned and retired as the Chairman, President and Chief Executive Officer of SPX Corporation. Mr. Blystone also resigned as a director of SPX. In connection with Mr. Blystone's retirement and resignation, on December 8, 2004, we entered into a separation agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Blystone retired and resigned, his employment agreement with the Company was terminated and he forfeited all of the 1,000,000 share special retention restricted stock grant issued in July 2002. The Separation Agreement provided for Mr. Blystone's receipt of: (i) a lump-sum payment of $2,800,000, which is equal to two times his base salary; (ii) an amount equal to his bonus bank balance remaining after the completion of calculations for the 2004 plan year under the EVA Plan; (iii) a lump-sum payment of life insurance premiums, estimated at $387,000; (iv) continuation for three years of health and welfare benefits, estimated at $14,200 per annum based upon 2004 amounts; and (v) a lump-sum payment of $136,600 for unused vacation pay. As of December 8, 2004, Mr. Blystone held options for 6,253,972 shares of common stock with exercise prices ranging from $30 to $150, of which options for 4,053,973 shares were vested. As part of the Separation Agreement, the options for the remaining 2,199,999 shares became vested. Mr. Blystone will have until the earlier of the expiration of the options or two years from the date of his retirement and resignation to exercise these options. Mr. Blystone was vested in 33,333 shares of a 100,000 share restricted stock grant made in 2004, which would have vested in January 2005, and forfeited the remaining 66,667 shares of that grant. Under his original loan note, Mr. Blystone is obligated to repay the full outstanding balance of his home relocation loan of $2,500,000 within 150 days of written notice from us requiring repayment. Pursuant to his Separation Agreement, the amount equal to Mr. Blystone's remaining EVA bonus bank balance (payable pursuant to the Separation Agreement as set forth above) has been applied against Mr. Blystone's home relocation loan. That amount equaled approximately $2,458,000 after taxes ($4,106,981 before taxes) and the approximately $42,000 remainder owed under the home relocation loan has been paid in full.

        Mr. Blystone will also receive a single annuity at age 55 for an amount equal to $8,000,000, which he can take as a lump sum or in installments. Mr. Blystone is obligated to comply with certain non-competition provisions until December 8, 2006 and confidentiality and cooperation requirements for an indefinite period.

        Mr. Blystone is entitled to previously earned pension benefits under our qualified pension plan, supplemental pension plan and Supplemental Retirement Plan for officers. These benefits will be paid, at Mr. Blystone's election, either annually ($1,860,000 per year if Mr. Blystone elects to receive payments starting at age 55) or in a lump sum payment.

        We are party to employment agreements with Messrs. Kearney, O'Leary, Riordan, Caraviello and Foreman, which agreements were executed and entered into on February 28, 2005 and are effective as of February 23, 2005. The agreements are the same with the exception of differing titles (and associated reporting responsibilities), annual base salary levels and allowance amounts for annual income tax return preparation and financial planning. The annual base salaries of these executive officers are as follows: Mr. Kearney, $875,000; Mr. O'Leary, $750,000; Mr. Riordan, $600,000; Mr. Caraviello; $600,000; and Mr. Foreman, $500,000. The agreements have a rolling two-year term. The expiration date is automatically extended by one day for each day of the term that elapses.

        Under the agreements, we are not permitted to reduce the annual base salary rate without the executive's consent. The agreements provide for participation in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans that we establish or maintain for our senior executive officers. The agreements further provide for continuation of all other senior executive benefit plans offered by us, subject to our right to modify, suspend or discontinue the plans. Business expense reimbursement, perquisites and vacation entitlements also are continued pursuant to the agreements.

        Upon termination of employment for any reason, the agreements provide for the following payments and benefits:

  •
  earned but unpaid base salary;

  •
  any earned annual incentive plan bonus for which the performance measurement period has ended;

  •
  any accrued but unpaid vacation;

  •
  any amounts payable under any of our benefit plans; and

  •
  unreimbursed business expenses.

        Upon termination of employment by reason of death or disability, the executive (or the executive's estate) will receive, in addition to the payments and benefits provided in the event of termination of employment for any reason, a pro rata portion of any bonus payable under our annual incentive plan for the year in which the termination occurs determined based on the higher of the actual annual bonus paid for the bonus plan year immediately preceding termination, or the target bonus for the bonus plan year in which termination occurs. The executive also will receive his or her bonus bank amount, if positive, as of the date of such termination.

        Upon termination of employment by the company other than for cause, or upon voluntary termination of employment by the executive for good reason, in addition to the payments and benefits provided in the event of termination of employment for any reason, the agreements provide for the following payments and benefits:

  •
  the base salary and annual bonus that we would have paid under the agreement had the executive's employment continued to the end of the employment term;

  •
  continued coverage under our executive benefit plans through the end of the employment term, at the same cost to the executive as in effect on the date of his or her termination;

  •
  executive perquisites, reduced to the extent comparable perquisites are actually received by or made available to the executive without cost, during the period following the executive's employment termination through December 31 of the year that includes the second anniversary of his or her employment termination;

  •
  the period through the end of the employment term shall continue to count for purposes of determining the executive's age and service with the company with respect to eligibility, vesting and the amount of benefits under our benefit plans to the extent permitted by applicable law;

  •
  any outstanding stock options, restricted stock or other equity-based compensation awards shall immediately vest upon the termination date, and the stock options at any time prior to the earlier of two years or the stock option expiration or other termination date;

  •
  the executive's bonus bank amount, if positive, as of the date of such termination; and

  •
  outplacement services.

        In the event of certain terminations following a change of control, Messrs. Kearney, O'Leary, Foreman, Riordan and Caraviello will be entitled to the payments and benefits specified in their change-of-control severance agreements as described on page 24. Those payments and benefits would replace those provided under the employment agreements to the extent that such payments or benefits would otherwise be duplicative, such as continuation of perquisites and health and welfare benefits.

        For purposes of the employment agreements, "cause" is defined as:

  •
  the executive's willful and continued failure to substantially perform his duties as an executive of the company;

  •
  the executive's willful misconduct, which is demonstrably and materially injurious to the company, monetarily or otherwise; or

  •
  the executive's engaging in egregious misconduct involving serious moral turpitude to the extent that his credibility and reputation no longer conform to the standard of senior executive officers of the company.

        For purposes of the employment agreements, "good reason" is defined as the occurrence of any of the following without the executive's consent:

  •
  assigning duties to the executive that are inconsistent with those of the executive's position at similar companies in similar industries;

  •
  changing the executive's reporting responsibility;

  •
  our failure to pay any portion of the executive's compensation within ten days of the date that compensation is due;

  •
  we require the executive to relocate his principal business office to a location not within 50 miles of our principal business office; or

  •
  our failure to continue in effect any cash or stock-based incentive or bonus plan, pension plan, welfare benefit plan or other benefit plan, program or arrangement, unless the aggregate value of all such arrangements provided to the executive after the discontinuance is not materially less than the aggregate value as of the effective date of the agreement.

Change-of-Control Severance Agreements

        We have entered into change-of-control severance agreements with our executive officers, including Messrs. Kearney, O'Leary, Foreman, Riordan and Caraviello. We also had entered into a change-of-control severance agreement with Mr. Blystone, which agreement was terminated as of December 8, 2004 pursuant to Mr. Blystone's Separation Agreement. The change-of-control severance agreements provide for the payment of compensation and benefits if the executive's employment terminates following a change of control. In Mr. Blystone's case, his change-of-control severance agreement only modified his employment agreement to the extent that it provided him with greater benefits than his employment agreement.

        In the event of a termination for any reason following a change of control, the executive will be entitled to receive all accrued benefits (including a cash bonus payment for the year of termination) through the date of termination. If a termination within 36 months following a change of control is for a reason other than death, disability, retirement or termination by SPX for cause or if employment is terminated by the executive other than for good reason, the executive will be entitled to receive, in addition to the accrued benefits (including a cash bonus payment for the year of termination), the following severance benefits:

  •
  a lump sum payment equal to three times the greater of (1) his annual salary just prior to the change of control or (2) his annual salary at the time of termination;

  •
  a lump sum payment equal to three times the greatest of (1) the highest of his earned bonus amounts under the EVA Plan for the three years immediately preceding the termination year, (2) his target bonus under the EVA Plan for the termination year, or (3) his earned bonus amount for the termination year, calculated as if the date of termination were the end of that year;

  •
  the continuation of employee benefits and senior executive perquisites for the lesser of three years or until he obtains comparable benefits and perquisites from another employer;

  •
  for three years, life insurance in an amount equal to twice his final annual salary and, for the rest of his life, life insurance in an amount equal to his final salary;

  •
  immediate vesting of benefits under our pension plan and supplemental pension plan with credit for three additional years of service and for the salary and bonus continuation reflected by the severance compensation lump sum salary and bonus payments;

  •
  lump sum payment of all balances under the Supplemental Retirement Savings Plan;

  •
  immediate vesting of all options, restricted stock and other equity or incentive compensation awards, and a period of up to two years to exercise the options;

  •
  outplacement services; and

  •
  payment of his full individual bonus bank balance under the EVA Plan.

        For purposes of the change-of-control severance agreements, a change of control includes the acquisition by any person (or group of related persons) of 20% or more of the voting power of SPX's securities (including in an exchange or tender offer); approval by the stockholders of SPX of (1) liquidation of SPX, (2) the sale of all or substantially all of SPX's assets, (3) a merger or consolidation (except where SPX's stockholders continue to hold at least 80% of the voting power of the new or surviving entity); or a change in the majority of the board of directors within a two-year period without the approval of the incumbent board.

        For purposes of the change-of-control severance agreements, "cause" is defined as (1) willful and continued failure to substantially perform duties, (2) willfully engaging in conduct that is demonstrably and materially injurious to SPX, monetarily or otherwise, or (3) conviction of a felony that impairs ability to substantially perform duties.

        For purposes of the change-of-control severance agreements, "good reason" is defined as (1) assignment by SPX of duties inconsistent with the executive's duties, responsibilities and status as of the day prior to the change of control or a reduction or alteration in the nature or status of such responsibilities, (2) reduction in base salary or in the executive's most recent annual target bonus opportunity, (3) a transfer to a location more than 250 miles from current location, (4) failure of SPX to continue applicable employee benefit plans, (5) failure to reinstate employment following a suspension of employment for disability, (6) termination, replacement or reassignment of 25% or more of the elected officers of SPX (other than because of death, disability, retirement, cause or voluntary resignation), (7) failure of SPX to obtain the agreement of a successor company to assume all obligations under the change-of-control severance agreements, or (8) a purported termination by SPX that is not in compliance with the terms of the agreement. In addition, during the one-year period beginning thirty days after a change of control, any termination by the executive will be deemed to be for good reason.

Loans Associated with Relocation

        In connection with the relocation of our corporate headquarters to Charlotte, North Carolina, we offered each of our employees who relocated the opportunity to borrow money from SPX, in varying amounts depending on level of employment, to finance the purchase of his or her primary residence in North Carolina. Our Board of Directors approved the relocation loan program, and the Compensation Committee approved the participation of our executive officers in the program, in August 2001. These loans are interest free (except in the event of a default), have a twenty-year term and are secured by a mortgage on the related residence. The employee is generally not required to pay the principal until the maturity date. In the event that the employee ceases to be an employee of SPX, sells the residence, purchases a different principal residence or is transferred from SPX's headquarters, we will send the employee a written notice requiring the employee to repay the note in full within 150 days following the date of the notice. In the event of the death or permanent disability of the employee or a change in control of SPX, we will forgive the note and pay the employee or his estate an amount equal to the employee's tax liability as a result of the loan forgiveness.

        We have made relocation home loans under this program to Mr. Blystone and three of our executive officers: Messrs. Kearney, O'Leary and Foreman. The principal amount of Mr. Blystone's loan was $2,500,000 and the principal amount of the loans made to each of Messrs. O'Leary, Kearney and Foreman was $1,500,000. The full principal amount of each of the loans, other than Mr. Blystone's, is currently outstanding. These executives will not recognize any imputed income on their loans. The loan program was terminated as of July 30, 2002. As a result, no further loans will be made and the terms of outstanding loans will not be modified. Mr. Blystone was required under his Separation Agreement to apply a separation payment that equaled an amount equal to his remaining EVA bonus bank (approximately $2,458,000 after taxes) toward that repayment obligation, as described on page 21. The approximately $42,000 remainder owed under the home relocation loan has been paid in full.

Death Benefit Plan for Key Managers

        As part of the total compensation package developed to assist us in attracting and retaining top quality managers, in 1985 we adopted a death benefit plan for certain key managers. As of March 18, 2005, 12 active key managers, including the officers named in the Summary Compensation Table, one former officer, and 41 retired managers were participating in the plan. If a participant dies before retirement, his or her beneficiary will receive a payment that, when grossed up for applicable federal and state income taxes, equals twice the amount of his or her base salary as of the date he or she died. If a participant dies after retirement, his or her beneficiary will receive a payment after adjustment for income taxes equal to one times his or her final base salary at the time of retirement.

Other Benefits

        In general, our executive officers are eligible to participate in the same benefit plans that we offer to all employees, including, without limitation, medical, dental, short-term and long-term disability, life, pension and profit sharing. In addition, Mr. Kearney and Mr. O'Leary participate in the SPX Corporation Retirement Health Plan for Top Management. This plan provides a post-retirement health expense account to named participants, the amount of which depends on years of continuous service. The accounts may be used to reimburse health care expenses.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2004 about SPX common stock that may be issued upon the exercise of options and rights under all of SPX's existing equity compensation plans. Stockholder approved plans include the 2002 Stock Compensation Plan (and its predecessor plan, the 1992 Stock Compensation Plan) and the 1997 Non-Employee Directors' Compensation Plan. Plans and arrangements not approved by stockholders include stock option awards made to certain members of SPX senior management and consultants. These individual option arrangements are described below.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	7,000,373	$51.24	6,269,983	(1)

Equity compensation plans not approved by security holders (2)	7,382,192	$81.28	0

Total (3)	14,382,565	$66.66	6,269,983

(1)
All of these shares were available for issuance under the 2002 Stock Compensation Plan and no shares were available for issuance under the 1997 Non-Employee Directors' Compensation Plan. Excludes 172,500 shares of unvested restricted stock granted under the 2002 Stock Compensation Plan. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

(2)
Plans and arrangements not approved by stockholders include stock option awards made to certain consultants and to certain members of SPX senior management.

(3)
Excludes 158,062 shares of our stock subject to options outstanding pursuant to option plans of United Dominion Industries Limited, or UDI, which we assumed in connection with our 2001 acquisition of UDI. These options have a weighted-average exercise price of $44.38 per share.

Individual Option Arrangements

        From time to time we have entered into agreements with certain of our senior management for the grant of stock options outside of our 2002 Stock Compensation Plan (or its predecessor plan, the 1992 Stock Compensation Plan). The shares represented by these agreements are included in the table above under the caption "Equity compensation plans not approved by security holders." The following material terms apply to each of the agreements with SPX employees listed below:

  •
  The options may be exercised by payment in cash or by delivery of previously owned SPX shares.

  •
  The options are restricted as to transferability and have accelerated vesting upon a change of control, death or disability.

  •
  The options provide for the grant upon exercise of replacement options (which replace shares surrendered in payment of the exercise price and withholding tax obligations).

  •
  The expiration of these options is accelerated upon death, disability or termination of employment.

        On December 18, 1995, in connection with his employment agreement, we granted John B. Blystone an option to purchase 250,000 shares at $7.88 per share. Mr. Blystone has exercised this option as to all 250,000 shares; however, reload options were granted as follows: 8,956 shares immediately exercisable at $58.38 per share, 43,458 shares immediately exercisable at $86.47 per share and 47,906 shares immediately exercisable at $86.00 per share. These options expire on December 17, 2005.

        On October 13, 1996, we granted Patrick J. O'Leary an option to purchase 100,000 shares at $15.06 per share. Mr. O'Leary has exercised this option as to all 100,000 shares; however, reload options were granted as to 35,272 shares immediately exercisable at $86.47 per share and 14,740 shares immediately exercisable at $50.01 per share. These options expire on October 13, 2006.

        On February 26, 1997, in connection with his employment agreement, we granted Mr. Blystone an option to purchase 500,000 shares at $22.88 per share, 500,000 shares at $30.00 per share, 500,000 shares at $37.50 per share and 500,000 shares at $45.00 per share. The option vested on January 1, 2002 and expires on December 8, 2006. As of March 18, 2005, Mr. Blystone had exercised the option as to all 500,000 shares exercisable at $22.88 per share and as to 300,000 shares exercisable at $30.00 per share.

        On April 23, 1997, we granted Mr. O'Leary an option to purchase 140,000 shares at $30.00 per share, 130,000 shares at $37.50 per share and 130,000 shares at $45.00 per share. The option vested on April 22, 2002, and Mr. O'Leary has exercised the option as to all 140,000 shares exercisable at $30.00 per share and as to 60,000 shares exercisable at $37.50 per share. The option expires on April 22, 2007.

        On December 10, 1997, we granted Thomas J. Riordan an option to purchase 100,000 shares at $37.50 per share and 100,000 shares at $45.00 per share. The option vested on December 10, 2002 and expires on December 9, 2007.

        On August 26, 1998, we granted Christopher J. Kearney an option to purchase 68,000 shares at $30.00 per share, 66,000 shares at $37.50 per share and 66,000 shares at $45.00 per share. The option vested on August 26, 2003 and expires on August 25, 2008.

        On May 10, 1999, we granted Robert B. Foreman an option to purchase 100,000 shares at $36.69 per share, 100,000 shares at $37.50 per share and 100,000 shares at $45.00 per share. The option vested as to the 100,000 shares exercisable at $36.69 per share on May 10, 2001, and

Mr. Foreman has exercised the option as to all of those 100,000 shares. The option vests as to the remainder of the shares on May 10, 2004 and expires on May 9, 2009.

        On June 23, 1999, we granted Mr. Blystone an option to purchase 500,000 shares at $60.00 per share, 500,000 shares at $72.50 per share, 500,000 shares at $85.00 per share and 500,000 shares at $97.50 per share. The option vested on June 23, 2004 and expires December 8, 2006.

        On June 23, 1999, we granted Mr. O'Leary an option to purchase 250,000 shares at $60.00 per share, 250,000 shares at $72.50 per share, 250,000 shares at $85.00 per share and 250,000 shares at $97.50 per share. The option vested on June 23, 2004 and expires on June 22, 2009.

        On August 22, 2000, we granted Mr. Blystone an option to purchase 500,000 shares at $105.00 per share, 500,000 shares at $120.00 per share, 500,000 shares at $135.00 per share and 500,000 shares at $150.00 per share. The option vested on December 8, 2004 and expires on December 8, 2006.

        On August 22, 2000, we granted each of Messrs. Kearney, Foreman and Riordan and Lewis M. Kling, who was then an executive officer, an option to purchase 125,000 shares at $105.00 per share, 125,000 shares at $120.00 per share, 125,000 shares at $135.00 per share and 125,000 shares at $150.00 per share. On December 8, 2004, Messrs. Kearney, Foreman and Riordan voluntarily surrendered these options. Mr. Kling forfeited his options upon his retirement in January 2004.

        On August 22, 2000, we granted Mr. O'Leary an option to purchase 250,000 shares at $105.00 per share, 250,000 shares at $120.00 per share, 250,000 shares at $135.00 per share and 250,000 shares at $150.00 per share. On December 8, 2004, Mr. O'Leary voluntarily surrendered these options.

        On August 4, 1998, we granted Stern Stewart & Co., a consultant to SPX, an option to purchase 56,000 shares at $34.06 per share; the option is fully vested and expires on August 3, 2008. This option has been exercised as to 28,140 shares. On May 4, 2001, we granted Stern Stewart an option to purchase 130,000 shares at $92.10; the option vested on May 4, 2003 and expires on May 3, 2011. Each of the option agreements provides that the exercise price may be paid in cash or, alternatively, Stern Stewart may effect a cashless exercise. The options are restricted as to transferability. Upon a change of control (as defined in the option agreements), Stern Stewart may, in lieu of exercising the options, elect to receive cash consideration of $400,000 for the 1998 option and $800,000 for the 2001 option (or such pro rata portion if this election is made with respect to fewer than all the shares underlying the option).

        Since 1999, we have made various option grants to Reuben Gutoff, a consultant to SPX. In 2004, the expiration of the options was accelerated pursuant to their terms. On May 17, 1999, we granted Mr. Gutoff an option to purchase 10,000 shares at $37.38 per share with an expiration of May 15, 2006. On June 1, 2000, we granted Mr. Gutoff an option to purchase 16,000 shares at $55.19 per share with an expiration of May 15, 2006. On June 1, 2001, we granted Mr. Gutoff an option to purchase 16,000 shares at $59.98 per share with an expiration of May 15, 2006. On June 3, 2002, we granted Mr. Gutoff an option to purchase 16,000 shares at $66.51 per share with an expiration of May 15, 2006. On June 3, 2003, we granted Mr. Gutoff an option to purchase 12,000 shares at $39.00 per share with an expiration of May 15, 2006. Each of the option agreements provided that the exercise price may be paid in cash or by delivery of previously owned SPX shares. The options were restricted as to transferability and provided for the grant upon exercise of replacement options.

        On September 13, 1999, we granted European M&A, a consultant to SPX, an option to purchase 2,000 shares at $42.50 per share; the option expired on December 31, 2004. On May 17, 2001, we granted European M&A an option to purchase 2,000 shares at $61.50 per share; the option expired on December 31, 2004.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICERS' COMPENSATION

        The Compensation Committee of the Board of Directors is composed of four independent non-employee directors. In addition, Charles E. Johnson II serves as an ex-officio member of the Committee. The Committee considers and approves SPX's compensation program for senior management, including executive officers. Key objectives of the Committee are to: (1) attract and retain highly qualified executives to manage SPX and its operating divisions; and (2) provide strong financial incentives for senior management to maximize value for SPX's stockholders. The Committee believes that the total compensation program provides strong incentives to maximize stockholder value with a reasonable balance between SPX's need to retain strong senior management and the cost to stockholders.

        In December 2004, the Board of Directors, as part of its continuing review of the company's compensation plan, retained Watson Wyatt Worldwide, a compensation consulting firm, to conduct an independent and comprehensive review of the company's compensation program. This review will include the development of a recommended design for the 2005 executive bonus plan covering Mr. Kearney and his direct reports, as well as a review of total compensation and benefits for executives, including but not limited to salaries, cash and equity incentive programs, retirement benefits, and other benefits and perquisites. Currently, executive compensation consists of base salary, an annual bonus opportunity under the EVA Plan, equity-based awards and certain other benefits described below.

Base Salary

        Each executive officer receives a base salary, which the Compensation Committee determines annually based on a periodic review of industry competitive market data. The Committee studies the industry market data and uses it as a guide in the setting of officer pay, while taking into account experience and performance. The Committee most recently reviewed industry data in October 2004 and will re-examine it in connection with the compensation program review that is underway.

Annual Bonuses

        The EVA Plan provides for awards based on improvements in Economic Value Added (EVA). EVA is a measure of after-tax operating profit after the deduction of all costs, including the cost of SPX's debt and equity capital. An EVA Plan bonus has four components: (1) a target bonus; (2) the EVA performance, above or below expected EVA improvement; (3) a bonus bank; and (4) a 20% personal performance factor.

        Target bonuses are a percentage of the annual salary for each of the executive officer positions. In 2004, those percentages were 150% for Mr. Blystone and 100% for the other executive officers. The target bonuses are multiplied by a positive or negative factor in accordance with the company's EVA performance for the plan year.

        Each executive officer's bonus bank balance is credited with an amount calculated according to the executive officer's target bonus and company's EVA performance. This amount can be positive or negative depending on the company's EVA performance. The maximum bonus payable in any given year to an executive officer equals the amount of his or her target bonus, plus one-third of the amount remaining in the bonus bank. Payment of 20% of the bonus available is subject to individual performance goals. Any portion of the 20% that is not paid is forfeited and is not credited back to the bonus bank.

        The beginning balance of an executive officer's bonus bank for the following year equals the previous year's ending balance. Negative bonus bank balances must be recovered through future

EVA improvement before any bonus is paid, except in the limited circumstance where the executive officer's declared bonus is positive, but is not sufficient to generate a bonus bank balance in excess of the executive officer's target bonus. In this case, the Compensation Committee or the Chief Executive Officer can approve a bonus not to exceed the executive officer's target bonus. Any declared bonus in excess of the target bonus would be applied against the executive officer's bonus bank. Negative bonus bank balances are carried forward to offset future bonuses. In the event of the death, disability or retirement of an executive officer, or a change of control, any positive bonus bank balance is paid to the executive officer or his estate in accordance with the plan.

        The SPX corporate EVA bonus multiple for 2004 was negative 2.4005, which resulted in a bonus bank reduction equal to the product of EVA bonus multiple and target bonus for each executive officer. The executive officers elected to forego any bonus payments for 2004, including payments of previously earned amounts from EVA bonus banks, which will be carried over to future years.

Equity-Based Awards

        Beginning in 2004, the Compensation Committee substituted fixed share stock grants for the fixed share option grants awarded in prior years. In December 2004, the Board instituted performance thresholds for vesting of restricted stock awarded to executive officers in 2005 and future years. On each vesting date, the company will compare SPX stockholder return to the performance of the S&P 500 for the prior year and for the cumulative period since the date of the share grant. If SPX outperforms the S&P 500 for the prior year, the one-third portion of the grant associated with that year will vest. If SPX outperforms the S&P 500 for the cumulative period, any unvested portion of the grant that was subject to vesting on or prior to the vesting date will vest. The Board believes that providing grants at a fixed number of shares (rather than shares worth a specified dollar value) aligns the executives' interests with those of all stockholders, thereby presenting a strong incentive to enhance stockholder value.

        In December 2004, four of the executive officers voluntarily surrendered outstanding "out-of-the-money" stock options to purchase 2.5 million shares that had been granted to them in August 2000. The company has cancelled these options and the executive officers have released all rights with respect to these options and the underlying agreements. The company did not make any payments in connection with the surrender of these options.

Restricted Stock Grants (Tax True-Up)

        In accordance with a five-year arrangement approved by the Board in August 2001 and which began as of January 2003, restricted shares are granted to Messrs. Kearney, O'Leary and Foreman to "true-up" the individuals for their respective state tax increases incurred as a result of the relocation of SPX's corporate headquarters from Muskegon, Michigan to Charlotte, North Carolina. These restricted shares fully vest on June 30 in the year granted or, if earlier, upon the individual's death, disability, retirement, or upon a change in control. Prior to vesting, these restricted shares will be forfeited upon termination of employment for a reason other than retirement, disability, death or a change in control.

Supplemental Retirement Plan

        Messrs. Kearney, O'Leary, Foreman, Riordan, Caraviello and Blystone participate in the SPX Corporation Supplemental Retirement Plan for Top Management, which is discussed in Executive Compensation—Pension Plans on page 19.

Compensation of the Chief Executive Officer

        On December 9, 2004, the Board of Directors appointed Mr. Kearney to the position of Chief Executive Officer. Mr. Kearney received an annual base salary of $420,000 in 2004 and was among the executive officers who did not receive any EVA bonus or bonus bank payout for 2004. Effective as of January 1, 2005, Mr. Kearney's annual base salary was increased to $875,000, based on the periodic review of industry competitive market data discussed in the Base Salary section of this Report, as well as Mr. Kearney's experience and performance and the retention and incentive goals discussed in the introduction to this Report. Effective February 28, 2005, SPX entered into an employment agreement with Mr. Kearney, which is described on pages 22 and 23.

Compensation of the Former Chairman and Chief Executive Officer

        Mr. Blystone received compensation in 2004 in accordance with the terms of his employment agreement and his Separation Agreement, which are described on pages 20 and 21. He received an annual base salary at the rate of $1,400,000, but did not receive a bonus under the EVA Plan. In 2004, Mr. Blystone received a grant of restricted shares to "true-up" Mr. Blystone for the state tax increase he incurred as a result of the relocation of SPX's corporate headquarters from Muskegon, Michigan to Charlotte, North Carolina. These restricted shares fully vested on June 30, 2004.

        In accordance with his Separation Agreement and in addition to other payments and benefits provided therein, Mr. Blystone was entitled to receive an amount equal to his bonus bank balance remaining after calculations for the 2004 plan year were completed under the EVA Plan, minus the amount of his home relocation loan balance. The remaining bank balance equaled approximately $2,458,000 after taxes and was applied against Mr. Blystone's $2,500,000 home loan balance.

Deductibility of Compensation

        The policy of the Compensation Committee with respect to Section 162(m) of the Internal Revenue Code is to establish and maintain a compensation program that will optimize the deductibility of compensation. The Compensation Committee, however, reserves the right to use its judgment, where merited by the need for flexibility to respond to changing business conditions or by an executive officer's individual performance, to authorize compensation that may not, in a specific case, be fully deductible by SPX.

Compensation Committee
David P. Williams, Chairman J. Kermit Campbell Sarah R. Coffin Emerson U. Fullwood Charles E. Johnson II, Ex-Officio, Non-Voting Member

COMPANY PERFORMANCE

        This graph shows a five-year comparison of cumulative total returns for SPX, the S&P 500 Composite Index and the S&P Capital Goods Index. The graph assumes an initial investment of $100 on December 31, 1999 and the reinvestment of dividends.

AUDIT COMMITTEE REPORT

        The Audit Committee of the SPX Board of Directors is composed of three directors who are independent, as defined under SEC rules and the listing standards of the New York Stock Exchange. The Audit Committee reviews SPX's financial reporting process on behalf of the Board of Directors and is responsible for ensuring the integrity of the financial information reported by SPX.

        Management is responsible for SPX's financial reporting process, including its systems of internal and disclosure controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. SPX's independent accountants, who are appointed by the Committee, are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on SPX's financial statements.

        In this context, we have met and held discussions with management and Deloitte & Touche LLP, SPX's independent accountants. Management represented to us that SPX's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent accountants. We discussed with the independent accountants matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees), under which Deloitte & Touche LLP must provide us with additional information regarding the scope and results of its audit of SPX's financial statements.

        In addition, we have discussed with Deloitte & Touche LLP its independence from SPX and SPX management, including matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

        We discussed with SPX's internal auditors and independent accountants the overall scope and plans for their respective audits. We met with the independent accountants, with and without management present, to discuss the results of their examinations, the evaluations of SPX's internal controls, and the overall quality of SPX's financial reporting.

        In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in SPX's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

        We have reviewed and discussed with management their assertion and opinion regarding internal controls to be included in the 2004 Annual Report on Form 10-K to stockholders as required by Section 404 of the Sarbanes-Oxley Act of 2002. Management has confirmed to us that internal controls over financial reporting have been appropriately designed, and are operating effectively to provide reasonable assurance regarding the reliability of financial reporting and the preparation of SPX's consolidated financial statements for external purposes in accordance with accounting principles generally accepted in the United States. We have also reviewed and discussed with Deloitte & Touche LLP their audit and opinion regarding SPX's internal controls as required by Section 404, which opinion is included in the 2004 Annual Report on Form 10-K.

Audit Committee:
J. Kermit Campbell, Chairman Emerson U. Fullwood Charles E. Johnson II

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        Deloitte & Touche LLP has been our independent accountants since 2002. The Audit Committee has engaged Deloitte & Touche to perform reviews, in accordance with the Statement on Auditing Standards No. 100 "Interim Financial Information," of our financial statements to be filed on Form 10-Q in 2005. Consistent with past practice, in October 2005, the Audit Committee will consider the engagement of Deloitte & Touche to perform the audit of the financial statements and management's report on the effectiveness of internal control over financial reporting to be included in SPX's Annual Report on Form 10-K for the fiscal year ending December 31, 2005. Representatives of Deloitte & Touche will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

        During fiscal years 2003 and 2004, we retained our principal auditor, Deloitte & Touche, to perform services in the following categories and amounts:

	2003	2004
Audit Fees	$8,400,218	$14,583,923
Audit-Related Fees	$1,800,708	$3,304,552	(1)
Tax Fees	$8,285,133	$6,605,625
All Other Fees	N/A	N/A

(1)
Includes $2,700,000 of fees and $192,693 of expenses related to the sale of Edwards Systems Technology, Inc. ("EST") to subsidiaries of General Electric Company ("GE"). Pursuant to the purchase and sale agreement entered into on November 15, 2004 among SPX, various subsidiaries of SPX, GE and General Electric Canada, GE will reimburse SPX for 50% of the fees and expenses related to the audit of EST's financial statements.

        In 2003, Audit Fees include amounts paid for the reaudit of our 2000 and 2001 annual financial statements in connection with the reclassification of the results of our former subsidiary, Inrange Technologies Corporation, Inc., as discontinued operations. In both 2003 and 2004, we incurred Audit-Related Fees primarily for financial due diligence related to acquisitions and divestitures and for tasks related to compliance with the Sarbanes-Oxley Act of 2002. We incurred Tax Fees for tax compliance, planning and preparation of $2,685,760 in 2003 and $2,525,101 in 2004. We incurred Tax Fees for tax consulting and advisory services and services related to acquisitions and divestitures of $5,437,758 in 2003 and $4,242,139 in 2004.

        The pre-approval policy adopted by our Audit Committee requires that all audit and non-audit services performed by Deloitte & Touche be pre-approved. The Audit Committee annually approves the fees and expenses for audit services performed by Deloitte & Touche, as well as for any regularly recurring non-audit services of the type covered by our annual engagement of Deloitte & Touche. In addition, our pre-approval policy authorizes the chairman of the Audit Committee to pre-approve the fees and expenses for other non-audit services that may arise during the year. The policy requires the chairman to report any non-audit services that he has pre-approved to the Audit Committee at each regularly scheduled meeting of the committee. In no event may Deloitte & Touche perform any of the following services for us: (1) bookkeeping or other services related to our accounting records or financial statements; (2) financial information systems design and implementation; (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (4) actuarial services; (5) internal audit outsourcing services; (6) management functions or human resources services; (7) broker-dealer, investment advisor or investment banking services; (8) legal services; or (9) expert services. The Audit Committee regularly considers whether specific projects or expenditures could potentially affect Deloitte & Touche's independence.

        Although we are not required to do so, we believe that it is appropriate for us to request stockholder ratification of the appointment of Deloitte & Touche LLP as our independent accountants. Such ratification requires the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the proposal since it is one fewer vote for approval, but a broker non-vote will have no effect. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders' rejection and reconsider the appointment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF
  THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, without exhibits, is enclosed with this proxy statement. You may obtain a copy of the exhibits described in the Form 10-K for a fee upon request. Please contact Tina Betlejewski, Director of Corporate Communications, SPX Corporation, 13515 Ballantyne Corporate Place, Charlotte, North Carolina 28277.

SPX CORPORATION
BOARD OF DIRECTORS
INDEPENDENCE STANDARDS

        An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director's independence. The Board of Directors will determine the independence of any Director having a relationship with the Company that is not covered by these standards, and the Company will disclose such determinations in its annual proxy statements or otherwise at least annually.

        A Director will be presumed to be independent for purposes of membership on the Board of Directors and its Committees if the Director:

          1.     Has not been an employee of the Company for at least three years, other than in his or her capacity as a former interim Chairman or interim Chief Executive Officer;

          2.     Has not, during the last three years, been affiliated with or employed by a present or former internal or external auditor of the Company or of any affiliate of the Company;

          3.     Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company's compensation committee;

          4.     Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than employees) who shares the Director's home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such Director's immediate family member may have (i) been affiliated with or employed by a present or former internal or external auditor of the Company or of any affiliate of the Company other than in a professional capacity and (ii) served as an employee but not as an executive officer of the Company during such period;

          5.     Has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from the Company (other than in his or her capacity as a member of the Board of Directors or any committee of the Board, compensation for his or her service as interim Chairman or Chief Executive Officer, or pension or other deferred compensation for prior service, so long as such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director's immediate family member as a non-executive employee shall not be considered in determining independence;

          6.     Has not been an executive officer or an employee, and has no immediate family member who has been an executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three years in an amount that in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues;

          7.     Has not been an executive officer or an employee and has no immediate family member who has been an executive officer, of a company to which the Company was indebted at any time during the last three years in an aggregate amount in excess of 5% of the Company's total assets;

          8.     Does not serve, and has no immediate family member who has served, during the last three years as an executive officer or general partner of an entity that has received an

A-1

  investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity's total invested capital, whichever is greater, in any of the last three years; and

          9.     Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organizations' consolidated gross revenues, in any of the last three years.

        In determining that a Director is independent for purposes of serving on the Audit Committee of the Board of Directors, the Board of Directors will also confirm that the Director:

          1.     Has not accepted, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company (other than in his or her capacity as a member of the Board of Directors or any committee of the Board, or pension or other deferred compensation for prior service), so long as such compensation is not contingent in any way on continued service; and

          2.     Is not a person "affiliated" with the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

A-2

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 6, 2005

Dear Stockholder:

        The Annual Meeting of Stockholders of SPX Corporation will be held at 8:00 a.m. (Eastern Time) on Friday, May 6, 2005 at The Westin Charlotte, 601 South College Street, Charlotte, North Carolina 28202, for the following purposes:

1.
To elect three directors to the Board of Directors.

2.
To ratify the appointment of Deloitte & Touche LLP as our independent public accountants in 2005.

3.
To address such other business as may properly come before the meeting.

        Only holders of Common Stock of SPX Corporation of record at the close of business on March 18, 2005 will be entitled to vote at the meeting or any adjournment thereof.

        To be sure that your vote is counted, we urge you to vote by telephone, by Internet or by completing and signing the attached proxy/voting instruction card. If you choose to vote by mail, detach the card from this letter and return it in the postage paid envelope enclosed in this package. By giving your proxy, you do not affect your right to vote in person if you attend the meeting. Your prompt vote will aid the company in reducing the expense of additional proxy solicitation.

        For shareholders with common shares held in the company's KSOP Trust: It is important to remember that your specific voting directions to the Trustee are strictly confidential and may not be divulged by the Trustee to anyone, including the company or any director, officer, employee or agent of the company. The Trustee will vote the shares being held by the Trust and not yet allocated to participants' accounts in the same manner and proportion as the shares for which the Trustee has received timely voting instructions. Shares in participant accounts for which no timely voting instructions are received by the Trustee will be voted in the same manner.

BY ORDER OF THE BOARD OF DIRECTORS
ROSS B. BRICKER Senior Vice President, Secretary and General Counsel
DETACH HERE	ZSXC22

PROXY/VOTING INSTRUCTION CARD

SPX CORPORATION

Charlotte, North Carolina

ANNUAL MEETING MAY 6, 2005

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned stockholder of SPX Corporation, a Delaware corporation, hereby appoints Christopher J. Kearney and Patrick J. O'Leary, or either one of them, with full power of substitution, to act as his or her agents and proxies at the Annual Meeting of Stockholders of SPX Corporation to be held in Charlotte, North Carolina on May 6, 2005 at 8:00 a.m. (Eastern Time) with authority to vote at said meeting, and any adjournments thereof, as indicated below, all shares of stock of the company standing in the name of the undersigned on the books of the company.

        This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.

        Election of Director Nominees:

01. J. Kermit Campbell (three-year term)
02. Emerson U. Fullwood (three-year term)
03. Michael J. Mancuso (three-year term)

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone
OR
Log on to the Internet and go to http://www.eproxyvote.com/spw		Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZSXC21
☒	Please mark votes as in this example.	#SXC

The Board of Directors recommends a vote "FOR" Items 1 and 2.

SPX CORPORATION

1.	Election of Directors. (Please see reverse)
		FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES
☐
For all nominees except as written above
		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent public accountants in 2005.	☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Mark box at right if you plan to attend the Annual Meeting.				☐
Mark box at right if an address change or comment has been noted on the reverse side of this card.				☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.
Signature:	Date:	Signature:	Date:

QuickLinks

QUESTIONS AND ANSWERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION
OWNERSHIP OF COMMON STOCK
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Option Exercises in 2004 and 2004 Year-End Option Values
Pension Plans
Employment Agreements
Change-of-Control Severance Agreements
Loans Associated with Relocation
Death Benefit Plan for Key Managers
Other Benefits
EQUITY COMPENSATION PLAN INFORMATION
Individual Option Arrangements
COMPENSATION COMMITTEE REPORT ON EXECUTIVE OFFICERS' COMPENSATION
COMPANY PERFORMANCE
AUDIT COMMITTEE REPORT
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT ON FORM 10-K
SPX CORPORATION BOARD OF DIRECTORS INDEPENDENCE STANDARDS